Exhibit 99.1

LRAD® Corporation Reports Fiscal Second Quarter 2017 Financial Results

SAN DIEGO, CA – May 3, 2017 - LRAD Corporation (NASDAQ: LRAD), the world’s leading provider of acoustic hailing devices (“AHDs”) and advanced mass notification systems, today announced financial results for its fiscal second quarter ended March 31, 2017.

Fiscal Second Quarter 2017 Financial Summary

●	Revenues: Fiscal second quarter 2017 revenues totaled $5.7 million, a 59% increase over the $3.6 million reported in the fiscal second quarter of 2016.

o	Revenues increased primarily due to a 270% increase in U.S. and international mass notification business.

o

Mass notification shipments in the quarter included a $1.3 million order for an oil and gas application in Eurasia, a systems delivery to a large U.S. port, and shipments for tsunami warning systems in Japan.

o	International revenues accounted for 84% of total revenue during the quarter.

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Net Income/Loss: The Company reported net income of $298,000, or $0.01 per diluted share during the quarter, compared with a net loss of $665,000, or $0.02 per share, during the fiscal second quarter of 2016.

o	Net income in the quarter was primarily due to increases in revenue and gross margin, and a decrease in operating expenses, which were partially offset by an increase in income tax expense.

o	The Company recognized income tax expense of $169,000 for the three months ended March 31, 2017, compared to an income tax benefit of $547,000 for the three months ended March 31, 2016.

Six Months Ended March 31, 2017 Financial Summary

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Revenues: Revenues for the six months ended March 31, 2017 totaled $8.7 million, a 35% increase from the $6.4 million reported during the same period in fiscal 2016. The increase was driven by improved mass notification shipments and strong international revenue.

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Net Loss: For the six months ended March 31, 2017, the Company reported a net loss of $514,000, or $0.02 per share, compared to a net loss of $1.0 million, or $0.03 per share, reported during the same period in fiscal 2016.

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Balance Sheet: Cash and cash equivalents totaled $14.6 million at March 31, 2017, an increase from the $13.5 million reported at September 30, 2016. The improved cash position was primarily due to positive cash generated from operations. Working capital totaled $23.6 million at March 31, 2017, compared to $23.1 million at September 30, 2016. The working capital improvement was the result of the aforementioned positive cash generated by operations and the movement of long-term marketable securities to short-term.

“Fiscal second quarter domestic and international mass notification revenues were up 270% over the same period a year ago,” remarked Richard S. Danforth, Chief Executive Officer of LRAD Corporation. “For the first six months of fiscal 2017, LRAD ONE VOICE® mass notification revenues were 79% higher than total fiscal year 2016 mass notification revenues.”

Select Operating and Business Highlights

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Announced a $525,000 follow-on order from the United States Navy (“Navy”) under the multi-year $12.2 million firm-fixed-price, IDIQ contract awarded to the Company in June 2013. The LRAD 1000Xi systems and accessories are replacing first generation LRAD installations on certain Navy ships.

●	Received a $1.6 million public safety order from Southeast Asia for LRAD 100X and LRAD 300X systems.

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Introduced the LRAD 1950XL, the newest addition to the Company's enhanced XL AHD product line. The LRAD 1950XL is powered by the Company's patent pending XL driver technology, which generates significantly higher audio output compared to the LRAD 1000X.

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Announced additional international orders totaling over $1.0 million. The orders include AHDs for law enforcement, defense and public safety applications in China, and follow-on LRAD 1000Xi systems for a maritime application in Japan. The orders also include LRAD 360X mass notification systems for upgrading tsunami warning systems in Japan with LRAD's highly intelligible voice capability.

“Revenues increased in all of our geographic sales regions,” continued Danforth. “We are pleased with our first half results and expect the positive trends to continue.”

Webcast and Conference Call Details

Management will host a conference call to discuss fiscal second quarter 2017 financial results this afternoon at 4:30 p.m. E.T. To access the conference call, dial toll-free 888-567-1602, or toll/international at 862-255-5346. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/20649. A replay of the call will be available approximately four hours after the call concludes, and remain available for 90 days at the aforementioned webcast link. Questions to management may be submitted before or during the call by emailing them to: investor@lrad.com.

About LRAD Corporation

Using advanced technology and superior voice intelligibility, LRAD Corporation’s proprietary Long Range Acoustic Devices® and revolutionary ONE VOICE® mass notification systems are designed to enable users to safely hail and warn, inform and direct, prevent misunderstandings, determine intent, establish large safety zones, resolve uncertain situations, and save lives. LRAD systems are in service in more than 70 countries around the world in diverse applications including mass notification and public address, fixed and mobile defense deployments, homeland, border, critical infrastructure, maritime, oil & gas, and port security, public safety, law enforcement and emergency responder communications, asset protection, and wildlife control and preservation. For more information, please visit www.lrad.com.

Forward Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2016. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lrad.com

LRAD Corporation

Condensed Consolidated Balance Sheets

(000's omitted)

	March 31,
	2017	September 30,
	(Unaudited)	2016

ASSETS
Current assets:
Cash and cash equivalents	$14,564	$13,467
Short-term marketable securities	3,463	2,936
Accounts receivable	3,241	3,409
Inventories, net	5,120	4,764
Prepaid expenses and other	697	596
Total current assets	27,085	25,172
Long-term marketable securities	1,557	2,188
Deferred tax assets	8,844	8,527
Property and equipment, net	472	473
Intangible assets, net	64	63
Other assets	258	391
Total assets	$38,280	$36,814

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,282	$575
Accrued liabilities	2,189	1,503
Total current liabilities	3,471	2,078
Other liabilities - noncurrent	112	165
Total liabilities	3,583	2,243
Total stockholders' equity	34,697	34,571
Total liabilities and stockholders' equity	$38,280	$36,814

LRAD Corporation

Condensed Consolidated Statements of Operations

(000's omitted except share and per share amounts)

(Unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2017	2016	2017	2016

Revenues	$5,742	$3,603	$8,684	$6,424
Cost of revenues	2,809	1,971	4,526	3,494
Gross profit	2,933	1,632	4,158	2,930

Operating expenses:
Selling, general and administrative	1,893	2,277	3,859	3,737
Research and development	605	598	1,193	1,159
Total operating expenses	2,498	2,875	5,052	4,896

Loss from operations	435	(1,243)	(894)	(1,966)
Other income	32	32	63	65
Loss from operations before income taxes	467	(1,211)	(831)	(1,901)
Income tax benefit	169	(546)	(317)	(856)
Net loss	$298	$(665)	$(514)	$(1,045)

Net loss per common share - basic and diluted	$0.01	$(0.02)	$(0.02)	$(0.03)
Weighted average common shares outstanding:
Basic	31,800,103	31,828,167	31,800,103	32,146,928
Diluted	31,863,902	31,828,167	31,800,103	32,146,928
Cash dividends declared per common share		$0.01		$0.02